KNOLL

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Diversification Strategy Continues To Pay-off As Knoll Reports Strong 2nd Quarter Results.

EAST GREENVILLE, PA, July 17, 2008 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2008. Net sales were $292.5 million for the quarter, an increase of 7.5% from the second quarter 2007. Operating profit was $35.1 million, or 12.0% of net sales, a decrease of 6.6% from the second quarter 2007. Operating profit for the second quarter of 2008 includes a one-time restructuring charge of $3.4 million. Net income was $20.9 million, an increase of 19.4% over the second quarter 2007. Adjusted earnings per share was $0.49 compared to $0.37 adjusted earnings per share in the prior year, an increase of 32.4%.

"We are very pleased with our strong 2nd quarter results" stated Andrew Cogan, CEO Knoll, Inc. "The strategy we embarked on earlier in the decade to diversify our sources of revenue and profits away from a dependence on North American systems sales and to focus on high design content businesses is paying off in a challenging macro-economic environment. As a result, in spite of head winds on a variety of fronts, we were able to grow sales faster than the industry and continue to deliver strong double digit increases in our adjusted earnings per share. I want to express my thanks and congratulations to our Associates and Dealer partners around the world on their strong performance in a difficult environment."

Second Quarter Results

Second quarter 2008 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	6/30/08	6/30/07	Change

Net Sales	$292.5	$272.1	7.5%
Gross Profit	101.1	93.4	8.2%
Operating Expenses	62.6	55.8	12.2%
Restructuring Charges	3.4	-	-
Operating Profit	35.1	37.6	(6.6)%
Net Income	20.9	17.5	19.4%
Earnings Per Share - Diluted	.44	.35	25.7%
Adjusted Earnings Per Share - Diluted	.49	.37	32.4%
Backlog	191.0	174.1	9.7%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Adjusted Earnings Per Share to Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $292.5 million, an increase of $20.4 million, or 7.5%, over the second quarter of 2007. Our Specialty products experienced the strongest growth during the quarter and we continue to see our international business grow at a greater pace than North America. Sales also benefited from a price increase implemented in February of 2008.

Backlog of unfilled orders at June 30, 2008 was $191.0 million, an increase of $16.9 million, or 9.7% compared to unfilled orders at June 30, 2007.

Gross profit for the second quarter of 2008 was $101.1 million, an increase of $7.7 million or 8.2%, over the same period in 2007. Gross margin increased to 34.6% in the second quarter of 2008 from 34.3% in the same quarter of 2007 and sequentially increased from 33.7% in the first quarter of 2008. The increase from the second quarter of 2007 largely resulted from better pricing and improved mix as a result of increased specialty sales.

Operating expenses for the quarter were $62.6 million, or 21.4% of sales, compared to $55.8 million, or 20.5% of sales, for the second quarter of 2007. The increase in operating expenses during the second quarter of 2008 was in large part due to the inclusion of operating expenses associated with Edelman Leather, which we acquired in the fourth quarter of 2007.

Our operating income for the second quarter of 2008 was $35.1 million, a decrease of $2.5 million, or 6.6%, over the same period in 2007. Operating profit as a percent of sales was 12.0%. Operating income for the second quarter of 2008 includes a one-time restructuring charge of $3.4 million. Excluding that restructuring charge, operating profit would have been $38.5 million or 13.2% as a percent of sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Interest expense decreased $2.5 million over the second quarter 2007 due to lower average interest rates. Other expense for the second quarter 2008 was $0.1 million and included foreign exchange gains and losses on currency. Other expense for the second quarter 2007 approximated $2.7 million and consisted of $1.2 million related to the write-off of deferred financing fees with the implementation of our $500 million revolving credit facility on June 29, 2007, plus $1.7 million of losses from foreign currency transactions offset by other income.

The effective tax rate was 32.7% for the quarter, as compared to 38.4% for the same period last year. This decrease is primarily due to a net operating loss tax credit in one of our foreign subsidiaries of approximately $1.4 million. Without this benefit, our tax rate would have been 37.2%. Net income for the second quarter 2008 was $20.9 million, or $0.49 adjusted earnings per share, as compared to $17.5 million, or $0.37 adjusted earnings per share, for the same quarter in 2007.

Cash generated from operations during the second quarter 2008 was $41.0 million, compared to $35.1 million in the same period of 2007. Capital expenditures for the second quarter 2008 totaled $4.3 million compared to $3.9 million for 2007. We repurchased approximately 1.1 million shares of our stock for $13.9 million during the second quarter of 2008 compared to 0.7 million shares for $16.3 million during the second quarter of 2007. We repaid $9.6 million of debt during the second quarter of 2008 compared to repayments of $28.0 million during 2007. We also paid a quarterly dividend of $5.6 million, or $0.12 per share, in the second quarter of 2008 compared to $5.3 million, or $0.11 per share, in the second quarter of 2007.

"We are pleased with our strong financial position," commented Barry McCabe, CFO. "In the quarter we were able to reduce our debt while simultaneously taking advantage of our low share price to purchase over 1.1 million shares of our stock. As of July 9th, we have acquired approximately 1.65 million shares this year at an average price of $12.26. After giving effect to these purchases and taking into account our dividend, we have returned over $30.0 million to our shareholders this year and still had cash plus available liquidity through our revolving line of credit of approximately $148 million."

Third Quarter 2008 Outlook

The Company stated that it expects third quarter 2008 revenue to be in the range of $266-272 million, an increase of 5%-7% from the third quarter of 2007. Earnings per share estimates are between $0.38 and $0.41.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings Per Share and Adjusted Operating Profit measures, which are both non-GAAP financial measures. Adjusted Earnings Per Share and Adjusted Operating Profit are calculated by excluding from Earnings Per Share and Operating Profit items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with restructuring charges and the write-off of deferred financing fees associated with the Company's old credit facility. We present Adjusted Earnings Per Share and Adjusted Operating Profit because we consider them important supplemental measures of our performance and believe they are useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share and Adjusted Operating Profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share or Operating Profit under GAAP. Adjusted Earnings Per Share and Adjusted Operating Profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share and Adjusted Operating Profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share and Adjusted Operating Profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share and Adjusted Operating Profit only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended June 30,
	2008	2007

Earnings per Share - Diluted	$0.44	$0.35
Add back:
Restructuring	0.05	-
Write-off of deferred financing fees	-	0.02

Adjusted Earnings per Share - Diluted	$0.49	$0.37

The following table reconciles Adjusted Operating Profit to Operating Profit for the periods indicated.

	Three Months Ended June 30,
	2008	2007

Operating Profit ($mm)	$35.1	$37.6
Add back:
Restructuring	3.4	-

Adjusted Operating Profit	$38.5	$37.6

Conference Call Information

Knoll will host a conference call on Thursday, July 17, 2008 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 561-2718

International 617 614-3525

Passcode 50318782

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through July 24, 2008 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 44509002).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED(R)) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX(R)) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$292,536	$272,089	$560,344	$520,036
Cost of sales	191,449	178,700	368,934	342,119

Gross profit	101,087	93,389	191,410	177,917
Selling, general, and administrative expenses	62,557	55,754	120,979	109,502
Restructuring and other charges	3,432	-	3,432	-

Operating income	35,098	37,635	66,999	68,415
Interest expense	3,963	6,463	8,898	12,955
Other expense, net	64	2,737	258	3,113

Income before income tax expense	31,071	28,435	57,843	52,347
Income tax expense	10,154	10,921	19,648	20,005

Net income	$20,917	$17,514	$38,195	$32,342

Earnings per share:
Basic	$.44	$.36	$.81	$.67
Diluted	$.44	$.35	$.80	$.66
Weighted-average shares outstanding:
Basic	47,032,982	48,442,239	47,379,463	48,088,019
Diluted	47,112,672	49,602,989	47,509,276	49,337,304

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,694	$17,975
Customer receivables, net	142,408	137,001
Inventories	101,523	92,087
Prepaid and other current assets	16,246	16,381

Total current assets	282,871	263,444
Property, plant, and equipment, net	139,354	143,643
Intangible assets, net	300,527	302,367
Other noncurrent assets	9,431	7,988

Total Assets	$732,183	$717,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$143	$136
Accounts payable	84,016	83,107
Other current liabilities	93,251	93,748

Total current liabilities	177,410	176,991
Long-term debt	363,462	368,440
Other noncurrent liabilities	106,393	97,290

Total liabilities	647,265	642,721

Stockholders' equity	84,918	74,721

Total Liabilities and Stockholders' Equity	$732,183	$717,442

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)

Net income	$38,195	$32,342

Cash Flows provided by Operating Activities	47,192	37,110

Cash Flows used in Investing Activities	(6,644)	(6,904)

Cash Flows used in Financing Activities	(36,200)	(27,559)

Effect of exchange rate changes on cash and cash equivalents	371	1,383

Increase in cash and cash equivalents	4,719	4,030

Cash and cash equivalents at beginning of period	17,975	16,038

Cash and cash equivalents at end of period	$22,694	$20,068